Exhibit 99.2
For Immediate Release
Tropicana Entertainment Reports Preliminary Results
for the Third Quarter of 2007
Latest quarter’s financial results cause Company
to be non-compliant with leverage ratio covenant in its Credit Facility
Crestview Hills, KY — November 13, 2007 — Tropicana Entertainment, LLC (the “Company” or “Tropicana Entertainment”) today reported preliminary financial results for the quarter and nine months ended September 30, 2007. The report includes results for Tropicana Entertainment as well as its consolidated subsidiaries, the Restricted Group,1 and the Tropicana Las Vegas Entities.2 The Company will host its third quarter 2007 earnings conference call for lenders and note holders this morning at 9:00 A.M. Eastern Standard Time: domestic, call 866-356-4123 and use pass code 97198832; international, call 617-597-5393 and use the same code.
The Company is in the process of finalizing its financial records for the three months ended September 30, 2007. Accordingly, all of the selected financial results included in this press release are based on preliminary unaudited financial information available at this time. Although management believes the selected preliminary financial results contained in this press release are reasonable approximations based on current information available to it, the Company cannot guarantee that actual results will not differ, perhaps materially, from these preliminary results. The Company will issue its final unaudited results for the third quarter of 2007 when it files its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (the “SEC”).
Third Quarter Results of Operations
Tropicana Entertainment and its Consolidated Subsidiaries
The Company’s preliminary Consolidated Net Operating Revenues for the three months ended September 30, 2007, were $281.4 million, an increase of 266.4%, or $204.6 million, as compared to $76.8 million in Consolidated Net Operating Revenues it achieved in the third quarter of 2006. This increase principally reflects the effect of the additional gaming properties contributed to the Company’s portfolio as a result of the acquisition of Aztar on January 3, 2007.
The Company recorded preliminary Consolidated Net Income (Loss) of $(21.0) million for the three months ended September 30, 2007, versus $15.6 million for the three months ended September 30, 2006. However, performance during the two periods is not directly comparable due to the effect of the January 3, 2007, acquisition of Aztar, which materially changed the composition of the Company’s business.
Restricted Group
Preliminary Net Operating Revenues for the Restricted Group were $256.5 million for the third quarter of 2007 as compared to $284.2 million for the third quarter of 2006 (determined on a pro forma basis), a decline of $27.7 million, or 9.7%.
Preliminary Adjusted EBITDA3 for the Restricted Group was $72.7 million in the third quarter of 2007, a decrease of $8.2 million, as compared to Adjusted EBITDA for the Restricted Group of $80.9 million achieved in the third quarter of 2006 (determined on a pro forma basis).

Exhibit 99.2
Tropicana Las Vegas Entities
Preliminary Net Operating Revenue for the Tropicana Las Vegas Entities was $37.4 million for the three months ended September 30, 2007, as compared to $39.6 million for the three months ended September 30, 2006, a decrease of $2.2 million, or 5.6%.
Preliminary Adjusted EBITDA for the Tropicana Las Vegas Entities in the third quarter of 2007 was $8.9 million, an increase of $0.7 million, or 8.5%, as compared to the $8.2 million in Adjusted EBITDA achieved in the third quarter of 2006. This improvement resulted principally from improved operating margins, particularly as a result of the implementation of planned staffing adjustments, offset by the decrease in operating revenue.
Third Quarter in Focus: Operational Commentary
“During the third quarter, we were again faced with the effects of increased competition in several of our key markets, and particularly in Atlantic City where the relatively new impact of Pennsylvania gaming is still being felt,” said William J. Yung III, Tropicana Entertainment’s President and Chief Executive Officer. “Lower revenues and profits in these markets caused us to be non-compliant with one of our Credit Facility financial covenants. As we get close to completing the transition of the properties acquired earlier this year, however, we fully expect to realize their long term growth and profit potential. Our initial focus on cost reduction and productivity improvement is changing to an increased emphasis on building revenues through new marketing campaigns that emphasize our strong brands, quality service and improved facilities.”
The lower period over period preliminary Net Operating Revenues for the Restricted Group during the third quarter resulted from several factors. The introduction of gaming in Pennsylvania and construction disruptions resulting from continuing renovations to the Tropicana Resort and Casino — Atlantic City (the “Tropicana Atlantic City”) contributed to the $17.2 million, or 12.7%, revenue decline at this property.
Despite lower period over period revenues, preliminary Adjusted EBITDA for Tropicana Atlantic City fell only $8.6 million in the third quarter due to the implementation of the Company’s post-acquisition operational strategy, which improved productivity and profitability by realigning the property’s staffing and marketing costs. Redevelopment construction activities at the Tropicana Atlantic City, which were suspended during the Atlantic City gaming market’s peak summer season, resumed after Labor Day, and are expected to be competed by February, 2008. The $30 million redevelopment project is focused on renovations to the main casino floor area and two restaurants at the property.
Period over period revenues at Casino Aztar in Evansville, Indiana, fell approximately 8% during the quarter. The lower casino revenues were principally the result of competition from a new gaming facility in French Lick, Indiana. The decline was partially offset by increased revenues from the Company’s newly opened Le Merigot hotel tower at the Evansville property. The Company also is in the process of constructing a new entertainment complex at the property. When this facility opens in the first quarter of 2008, the Company hopes to attract big-name entertainment to the area as a way to improve its competitive position.
Increased competition also led to an 8% decline in period over period preliminary revenues at the Tropicana Express Hotel and Casino in Laughlin, Nevada for the third quarter. However, preliminary Adjusted EBITDA margins at this property increased during the quarter, due to a heightened emphasis on cost containment. The Laughlin property was recently renamed using the Tropicana brand, and a substantial marketing effort to leverage recognition of this national brand as a way to reinvigorate the unit’s competitive position in the Laughlin market is in the early stages.

The Company reported lower period over period preliminary revenues at its Baton Rouge, Louisiana, property for the third quarter, while period over period preliminary revenues at the Vicksburg Horizon in Vicksburg, Mississippi remained flat at $7.4 million. Both of these properties were affected by the shift in gaming revenue back to New Orleans from Baton Rouge and Vicksburg where business had surged in the wake of Hurricane Katrina.
In addition, an operating lease for a prime parking area for patrons of the Baton Rouge property recently expired, and the Company believes that this development had a temporary detrimental effect on performance at the property. Construction of a new parking garage with improved access began this fall and is expected to be completed by the second quarter of 2008.
The Company’s two South Lake Tahoe, Nevada properties experienced a slight period over period decline in preliminary revenues in the third quarter of 2007, while sharply higher period over period preliminary Adjusted EBITDA at the Montbleu Casino led to a combined increase in profits at the South Lake Tahoe, Nevada properties during the period. Operations at the Montbleu Casino continue to benefit from re-branding improvements completed in July 2006 as well as a more focused marketing campaign to strengthen the property’s new brand.
Nine Month Results of Operations
Tropicana Entertainment and its Consolidated Subsidiaries
The Company’s preliminary Consolidated Net Operating Revenues for the nine months ended September 30, 2007 were $834.9 million, an increase of $611.0 million as compared to its Consolidated Net Operating Revenues of $223.9 million for the nine months ended September 30, 2006. As mentioned above, this increase principally reflects the effect of the additional gaming properties contributed to the Company’s portfolio as a result of the Aztar acquisition.
The Company recorded preliminary Consolidated Net Income of $371.6 million for the nine months ended September 30, 2007, as compared to Consolidated Net Income of $50.4 million for the nine months ended September 30, 2006. This period over period increase principally reflects the effect of two extraordinary items: In the second quarter of 2007, the Company elected Sub-Chapter S status for Federal Income Tax purposes for the former Aztar companies. This resulted in a one-time credit of $399.5 million to income tax expense. In addition, during the second quarter, the Company settled lawsuits arising out of the collapse of a garage at its Atlantic City property. The Company has received cash settlement proceeds, net of expenses, of $24.5 million for the nine month period as a result.
The Company’s preliminary Consolidated Net Income (Loss) excluding these events was $(30.3) million for the nine month period ending September 30, 2007, and, as mentioned previously, $50.4 million for the nine months ended September 30, 2006. However, performance during the two periods is not directly comparable due to the effect of the January 3, 2007, acquisition of Aztar, which materially changed the composition of the Company’s business.
Restricted Group
Preliminary Net Operating Revenues for the Restricted Group for the nine months ended September 30, 2007 were $757.5 million as compared to $826.1 million for the nine months ended September 30, 2006 (determined on a pro forma basis), a decline of $68.6 million, or 8.3%.
Preliminary Adjusted EBITDA for the Restricted Group for the nine months ended September 30, 2007 was $208.9 million, a decrease of $15.4 million, as compared to Adjusted EBITDA for the Restricted Group of $224.3 million for the nine months ended September 30, 2006 (determined on a pro forma basis).

Tropicana Las Vegas Entities
Preliminary Net Operating Revenue for the Tropicana Las Vegas Entities was $119.8 million for the nine months ended September 30, 2007, as compared to $121.3 million for the nine months ended September 30, 2006, a decrease of $1.5 million, or 1.2%.
Preliminary Adjusted EBITDA for the Tropicana Las Vegas Entities in the nine months ended September 30, 2007 was $32.6 million, an increase of $5.3 million, or 19.4%, as compared to the $27.3 million in Adjusted EBITDA achieved in the nine months ended September 30, 2006. This improvement in preliminary Adjusted EBITDA resulted principally from improved operating margins, particularly as a result of the implementation of staffing adjustments.
Capital Structure
As part of its ongoing campaign to reduce leverage, during the third quarter the Company made a voluntary principal amortization payment in the amount of $40.0 million under the Credit Facility. This payment was made on September 28, 2007.
Tropicana Entertainment’s outstanding long term indebtedness at September 30, 2007 was as follows (amounts in millions):

Senior Subordinated Notes, due 2014	$960.0

Senior Secured Term Loan, due 2012	1,300.2

Senior Secured Revolving Term Loan due 2012	0.0

Senior Secured Las Vegas Term Loan, due 2008	440.0

Total Long Term Debt	$2,700.2
The Credit Facility and the Las Vegas Term Loan contain certain covenants relating to financial measures that are required to be maintained by the Company. As of September 30, 2007, the Company was in compliance with its financial maintenance covenants under the Las Vegas Term Loan, but was not in compliance with the Leverage Ratio covenant (as defined) under the Credit Facility. The Leverage Ratio was 7.53 to 1 as of such date, exceeding the maximum of 7.50 to 1. The Company recently discovered an error in its method of calculating the Leverage Ratio that resulted in the unanticipated covenant non-compliance. The Company promptly notified the administrative agent for the lenders of the non-compliance which constitutes an Event of Default under the Credit Agreement. The Company has not yet discussed the non-compliance issue with its lenders.
The Company intends to seek a waiver from the lenders and may also seek to amend certain terms contained in the Credit Facility. There can be no assurance that the lenders will grant a waiver or agree to an amendment on terms acceptable to the Company, or at all. The failure of the Company to obtain a waiver would force the Company to seek alternatives, including without limitation refinancing the indebtedness under the Credit Facility, and such developments could have a material adverse effect on the Company's financial condition and results of operations.

Cash balances at September 30, 2007 were as follows (amounts in millions):

Tropicana Entertainment unrestricted cash	$113.4

Restricted Group unrestricted cash(1)	104.7

Tropicana Las Vegas unrestricted cash	20.7

Tropicana Las Vegas interest reserve	34.1

(1)	Includes the Affiliate Guarantors and excludes Tropicana Las Vegas
Capital expenditures for the three and nine months ended September 30, 2007 were $17.4 million and $58.5 million, respectively, for Tropicana Entertainment, and $15.9 million and $46.5 million, respectively, for the Restricted Group.
Conference Call
The Company will host its third quarter 2007 earnings conference call for lenders and note holders on November 13, 2007, at 9:00 A.M. Eastern Standard Time. Those interested in participating in the call should dial 866-356-4123. The pass code is 97198832. International callers may dial 617-597-5393 and use the same pass code. The opportunity to ask questions will be reserved for call-in analysts, lenders and note holders. Please call up to 15 minutes in advance to ensure connection prior to the start of the call. A replay of the call will be available from 12 P.M. Eastern Standard Time on November 13, 2007 through November 20, 2007, and may be accessed by dialing 888-286-8010 in the United States or 617-801-6888 abroad and entering the following pass code: 36032035.
About Tropicana Entertainment
Tropicana Entertainment, an indirect subsidiary of Tropicana Casinos and Resorts, is one of the largest privately-held gaming entertainment providers in the United States. Tropicana Entertainment owns eleven casino properties in eight distinct gaming markets with premier properties in Las Vegas, Nevada and Atlantic City, New Jersey. Additional information can be found on the Company’s website at www.tropicanacasinos.com. None of the information contained on the Company’s website shall be deemed incorporated by reference or otherwise included herein.
Forward Looking Statements
This earnings release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements frequently contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Tropicana Entertainment. These forward-looking statements are based on current expectations and projections about future events.
You are cautioned that forward-looking statements are not guarantees of future performance and you should not place undue reliance on them. Numerous risks and uncertainties (including those described in the filings the Company has made with the SEC), and the occurrence of future events, may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Such risks and uncertainties include, but are not limited to, the following factors: The effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; operating risks associated with the gaming and hospitality industries, including, among others, the cyclicality of each of them and the potential for abnormal holds at the Company’s gaming properties; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the impact on travel resulting from the insolvency of certain air carriers, increased fuel prices and security precautions; the Company’s ability to effect sales of non-strategic gaming properties at anticipated prices; access to available and reasonable financing on a timely basis; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the Company’s ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; and the effects of competition. Although the Company believes that its current expectations are based on reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially from its expectations. Any forward-looking statements contained in this earnings release are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company disclaims any obligation to update these forward-looking statements.
Contacts:
Hud Englehart
Beacon Advisors
513-533-4800
Tropicana Entertainment, LLC
Donna More, General Counsel — Investor Relations
859-669-1505

[1]	Results for the “Restricted Group,” including Adjusted EBITDA, reflect the combined financial performance of the entities that are subject to the restrictive covenants of the Company’s senior secured credit facility (the “Credit Facility”) and 9 5/8% Senior Subordinated Notes due 2014 (the “Notes”), while excluding results for those of the Company’s subsidiaries that are not subject to these restrictive covenants, such as the subsidiaries that hold the assets and operations of the Tropicana Casino and Resort — Las Vegas (the “Tropicana Las Vegas”). The Restricted Group also includes the “Affiliate Guarantors”: CP Laughlin Realty, LLC and Columbia Properties Vicksburg, LLC, each of which is an affiliate of the Company but not a subsidiary of the Company, and JMBS Casino LLC, which is an affiliate of the Yung family but not a subsidiary of the Company. Restricted Group results reported for fiscal periods in 2006 were determined by giving pro forma effect to the Company’s January 3, 2007 acquisition of Aztar Corporation (“Aztar”), including the results of the Affiliate Guarantors and excluding the results of the Company’s subsidiaries that hold the assets and operations of the Tropicana Las Vegas. Management believes that the presentation of financial measures for the Restricted Group is useful to investors because it enables them to evaluate the performance of the entities providing credit support for the Credit Facility and the Notes apart from the performance of the Company’s subsidiaries that are not providing credit support for the Credit Facility and the Notes.

[2]	The “Tropicana Las Vegas Entities” are the Company’s subsidiaries that hold the assets and operations of the Tropicana Las Vegas, which subsidiaries provide credit support for the secured credit facility (the “Las Vegas Term Loan” made available to Tropicana Las Vegas Finance Co., an indirect subsidiary of the Company, on January 3, 2007 in connection with the acquisition of Aztar.

[3]	“Adjusted EBITDA,” which, as used in this press release, is a financial measure that is not calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), reflects EBITDA (as defined below) as adjusted to eliminate certain items that management does not believe are representative of the Company’s core business, such as acquisition-related legal costs, non-recurring casino start-up/pre-opening costs, income/expense attributable to Aztar’s 2003 construction accident, and other non-recurring or extraordinary items. Not all of the aforementioned adjustments are made in each reporting period, but have been included in this definition based on historic activity. “EBITDA” represents earnings before net interest expense and depreciation and amortization, including certain asset impairment charges.

The Company has presented Adjusted EBITDA solely as a supplemental disclosure for your benefit. A reconciliation of this non-GAAP financial measure to the most nearly comparable GAAP measure is included below. Management has historically adjusted EBITDA when evaluating operating performance because it believes that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide the most accurate measure of the

Company’s core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance. In addition, Adjusted EBITDA is also heavily relied on by management in the annual budget process. Moreover, management believes that Adjusted EBITDA continues to be used by investors in their assessments of the Company’s operating performance and their valuations of the Company. Accordingly, the Company has determined to report this measure to its investors. In addition, since the Company has reported Adjusted EBITDA to investors in the past, it believes that the continued presentation of Adjusted EBITDA provides consistency in its financial reporting.

While management believes that Adjusted EBITDA provides useful perspective for some purposes, this measure has material limitations as analytical tools. For example, the Company’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and, therefore, any such differences must be considered when comparing performance among different companies. In addition, among other things, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the requirements for such replacements. Therefore, investors should not consider Adjusted EBITDA in isolation, and such measure should not be considered as a substitute for other measures determined in accordance with GAAP, such as net income (loss) or cash flow from operations. Management strongly encourages investors to review the Company’s financial information in its entirety and not to rely on a single financial measure in isolation.

Net Operating Revenue by Segment — Restricted Group
Amounts in Thousands

	For the Three Months Ended:		For the Nine Months Ended:
	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007
NEVADA
Lake Tahoe Horizon	$14,803	$13,185	$34,645	$31,978
Montbleu	17,471	16,873	38,955	41,766
River Palms	12,333	11,980	40,553	39,169
Tropicana Express	23,205	21,284	74,707	67,722

Total Nevada	67,812	63,322	188,860	180,635

MISSISSIPPI RIVER BASIN
Lighthouse Point	6,065	7,731	21,324	23,242
Bayou Caddy’s Jubilee	6,406	5,026	20,800	19,469
Vicksburg Horizon	7,363	7,426	25,574	23,014
Belle of Baton Rouge	26,109	22,291	88,407	75,810
Casino Aztar — Evansville	35,204	32,639	104,182	99,754

Total Mississippi River Basin	81,147	75,113	260,287	241,289

NEW JERSEY
Tropicana — Atlantic City	135,256	118,027	376,937	335,604

Total New Jersey	135,256	118,027	376,937	335,604

Total Net Operating Revenue	$284,215	$256,462	$826,084	$757,528

Adjusted EBITDA by Segment — Restricted Group
Amounts in Thousands

	For the Three Months Ended:		For the Nine Months Ended:
	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007
NEVADA
Lake Tahoe Horizon	$5,585	$4,150	$9,872	$6,897
Montbleu	2,833	4,688	(1,342)	7,179
River Palms	2,403	2,156	10,553	9,742
Tropicana Express	5,255	3,387	20,283	19,953

Total Nevada	16,076	14,381	39,366	43,771

MISSISSIPPI RIVER BASIN
Lighthouse Point	2,007	3,399	9,147	10,210
Bayou Caddy’s Jubilee	2,057	1,049	8,776	7,359
Vicksburg Horizon	1,272	1,943	5,655	5,545
Belle of Baton Rouge	9,106	6,717	36,577	26,481
Casino Aztar — Evansville	10,342	9,317	30,869	25,917

Total Mississippi River Basin	24,784	22,425	91,024	75,512

NEW JERSEY
Tropicana — Atlantic City	45,761	37,162	113,272	97,598

Total New Jersey	45,761	37,162	113,272	97,598

Corporate	(5,700)	(1,262)	(19,400)	(7,927)

Total Adjusted EBITDA	$80,921	$72,706	$224,262	$208,954

Addbacks per Debt Agreement:
Facilities Restructuring Costs	—	918	—	6,055
Post-Closing Adjustments	—	1,608	—	12,107

Total Adjusted EBITDA	$80,921	$75,232	$224,262	$227,116

Note: Net operating revenues and Adjusted EBITDA for 2006 are presented on a pro-forma basis to conform with the presentation used for 2007.

Adjusted EBITDA Margins by Segment — Restricted Group
Amounts in Thousands

	For the Three Months Ended:		For the Nine Months Ended:
	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007
NEVADA
Lake Tahoe Horizon	37.73%	31.48%	28.49%	21.57%
Montbleu	16.22%	27.78%	-3.45%	17.19%
River Palms	19.48%	18.00%	26.02%	24.87%
Tropicana Express	22.65%	15.91%	27.15%	29.46%

Total Nevada	23.71%	22.71%	20.84%	24.23%

MISSISSIPPI RIVER BASIN
Lighthouse Point	33.09%	43.97%	42.90%	43.93%
Bayou Caddy’s Jubilee	32.11%	20.87%	42.19%	37.80%
Vicksburg Horizon	17.28%	26.16%	22.11%	24.09%
Belle of Baton Rouge	34.88%	30.13%	41.37%	34.93%
Casino Aztar	29.38%	28.55%	29.63%	25.98%

Total Mississippi River Basin	30.54%	29.86%	34.97%	31.30%

NEW JERSEY
Tropicana — Atlantic City	33.83%	31.49%	30.05%	29.08%

Total New Jersey	33.83%	31.49%	30.05%	29.08%

Corporate	-2.01%	-0.49%	-2.35%	-1.05%

Total Adjusted EBITDA Margin	28.47%	28.35%	27.15%	27.58%

Reconciliation of Adjusted EBITDA — Restricted Group to Net Income (Loss)
Amounts in Thousands

	For the Three Months Ended:		For the Nine Months Ended:
	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007

Adjusted EBITDA — Restricted Group	$80,921	$75,232	$224,262	$227,116
Less:
Bayou Caddy’s Jubilee	(2,057)	(1,049)	(8,776)	(7,359)
Vicksburg Horizon	(1,272)	(1,943)	(5,655)	(5,545)
Acquired Assets	(61,358)	—	(164,424)	—
Acquired Company Overhead	5,700	—	19,400	—
Add:
Tropicana — Las Vegas	—	8,867	—	32,620
Adjust:
Depreciation & Amortization	(6,005)	(40,718)	(12,420)	(84,334)
Non-recurring Severance & Stay Bonus’	—	(918)	—	(6,055)
Non-recurring Corporate expenses	—	(1,608)	—	(12,107)
Garage Collapse Insurance (costs)/Recovery	—	10,430	—	24,505
Discontinued Operations, Casinos to be Transferred	—	—	—	—
Interest Income (Expense), Net	(95)	(60,786)	397	(168,381)
Loss from Early Extinguishment of Debt	—	—	—	(2,799)
Minority Interest of Consolidated Subsidiary	(258)	(1,160)	(2,373)	(3,477)
Income Tax Benefit (Provision)	—	(7,360)	—	377,403

Net Income	$15,576	$(21,013)	$50,411	$371,587

Revenue and Adjusted EBITDA for Tropicana Las Vegas
Amounts in Thousands

	For the Three Months Ended:		For the Nine Months Ended:
	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007

Net Operating Revenue	$39,600	$37,408	$121,334	$119,816

Adjusted EBITDA	$8,200	$8,867	$27,342	$32,620

Adjusted EBITDA margin	20.7%	23.7%	22.5%	27.2%
Note: Net operating revenues and Adjusted EBITDA for 2006 are presented on a pro-forma basis to conform with the presentation used for 2007.